Exhibit 99.1
Upwork Announces Closing of $575.0 Million of 0.25% Convertible Senior Notes Due 2026, Including Full Exercise of Initial Purchasers’ $75.0 Million Option to Purchase Additional Notes
San Francisco, California – August 10, 2021 – Upwork Inc. (“Upwork”) (Nasdaq: UPWK) today announced that it has closed its offering of 0.25% convertible senior notes due 2026 (the “notes”) for gross proceeds of $575.0 million. The proceeds include the full exercise of the $75.0 million option granted by Upwork to the initial purchasers of the notes. The notes were offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The notes are senior, unsecured obligations of Upwork, and will bear interest at a rate of 0.25% per year, payable semiannually in arrears. The notes will mature on August 15, 2026, unless earlier redeemed, repurchased, or converted in accordance with the terms of the notes. Prior to the close of business on the business day immediately preceding May 15, 2026, the notes are convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Upwork’s common stock (the “common stock”), cash or a combination of cash and shares of the common stock, at the election of Upwork.
The notes have an initial conversion rate of 15.1338 shares of the common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $66.08 per share. The initial conversion price represents a premium of approximately 42.5% to the $46.37 per share closing price of the common stock on The Nasdaq Global Select Market on August 5, 2021.
Holders of the notes have the right to require Upwork to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Upwork is also required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes or a redemption notice, as the case may be, prior to the maturity date. The notes are redeemable, in whole or in part, for cash at Upwork’s option at any time, and from time to time, on or after August 20, 2024, but only if the last reported sale price per share of the common stock has been at least 130% of the conversion price then in effect for a specified period of time.
Upwork estimates that the net proceeds from the offering will be approximately $560.1 million, after deducting the initial purchasers’ discount and commissions and estimated offering expenses payable by Upwork. Upwork used approximately $49.4 million of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below. Upwork intends to use the remainder of the net proceeds from the offering for general corporate purposes, including marketing, brand awareness and sales, and which may include working capital, capital expenditures, and investments in and acquisitions of other companies, products or technologies that Upwork may identify in the future.
In connection with the pricing of the notes and the full exercise of the option by the initial purchasers to purchase additional notes, Upwork entered into capped call transactions with one or more financial institutions. The capped call transactions are expected generally to reduce the potential dilution to the common stock upon any conversion of the notes and/or offset any cash payments Upwork is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.
The notes were only offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of the common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or any shares of common stock potentially issuable upon conversion of the notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and risks related to the impact of the COVID-19 pandemic. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Upwork’s business and financial results, please review the “Risk Factors” described in Upwork’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 filed with the Securities and Exchange Commission (the “SEC”) and in Upwork’s other filings with the SEC. Except as may be required by law, Upwork undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.
Contact:
Evan Barbosa
Investor Relations
Investor@Upwork.com

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